Exhibit 2.1
EXECUTION VERSION

AMENDMENT NO. 1 TO
CREDIT AGREEMENT

AMENDMENT NO. 1, dated as of February 4, 2011 (this “Amendment”), between MSCI INC., a Delaware corporation (the “Borrower”), and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, to the CREDIT AGREEMENT, dated as of June 1, 2010 (the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Swing Line Lender and L/C Issuer, and Morgan Stanley & Co. Incorporated, as Collateral Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

WHEREAS, pursuant to Section 7.14 of the Credit Agreement, the Borrower has given notice to the Administrative Agent that it will change its fiscal year to a fiscal year ending December 31, with corresponding changes to its fiscal quarters, beginning with the fiscal year ending December 31, 2011;

WHEREAS, the period of December 1, 2010 to December 31, 2010 (“Stub Month”) will be treated as a “stub month” for the Borrower’s financial reporting with the SEC;

WHEREAS, Section 7.14 of the Credit Agreement authorizes the Borrower and the Administrative Agent to make any adjustments to the Credit Agreement that are necessary to effect such change in fiscal periods;

WHEREAS, pursuant to the penultimate paragraph of Section 10.01 of the Credit Agreement, the Borrower and the Administrative Agent may, without requiring the consent of Lenders, effect such amendments to the Credit Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent to implement the provisions of Section 7.14 of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.     Amendments to Credit Agreement.

The Credit Agreement is hereby amended as follows:

(a)     Definitions of the following terms are replaced in their entirety as follows:

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed

Measurement Period; provided that if the most recently completed Measurement Period is any period referred to in clause (ii) of that definition, then the amount in clause (b) shall be multiplied by twelve-thirteenths (12/13).

“ECF Period” means (i) the period taken as one accounting period from the beginning of the first fiscal quarter of the Borrower commencing after the Closing Date through the end of the fiscal year in which the Closing Date occurs, (ii) the period taken as one accounting period from December 1, 2010 through December 31, 2011 and (iii) each fiscal year of the Borrower thereafter.

“Measurement Period” means (i) prior to December 31, 2010, at any date of determination, the most recently completed four fiscal quarters of the Borrower ending on or prior to such date, (ii) from December 31, 2010 to December 30, 2011, at any date of determination, (x) the most recently completed four fiscal quarters of the Borrower ending on or prior to such date plus (y) the month of December 2010 and (iii) thereafter, at any date of determination, the most recently completed four fiscal quarters of the Borrower ending on or prior to such date; provided that solely for purposes of determining Excess Cash Flow, “Measurement Period” as used in the definition of Consolidated EBITDA shall be the applicable ECF Period.

(b)    Section 7.11(a) of the Credit Agreement is hereby amended by replacing the table therein with the table below:

Minimum Consolidated Interest Coverage Ratio
Closing Date through March 31, 2011	4.50:1.00
April 1, 2011 and thereafter	5.00:1.00

(c)     Section 7.11(b) of the Credit Agreement is hereby amended by replacing the table therein with the table below:

Maximum Consolidated Leverage Ratio
Closing Date through March 31, 2011	4.00:1.00
April 1, 2011 through June 30, 2011	3.75:1.00
July 1, 2011 through September 30, 2011	3.50:1.00
October 1, 2011 through December 31, 2011	3.25:1.00
January 1, 2012 and thereafter	2.75:1.00

(d)     Section 7.12 of the Credit Agreement is hereby amended by (i) replacing the table therein with the following table:

Amount
June 1, 2010 through December 31, 2010	$15,000,000
Fiscal Year Ending December 31, 2011	$35,000,000
Fiscal Year Ending December 31, 2012	$40,000,000
Fiscal Year Ending December 31, 2013	$45,000,000
Fiscal Year Ending December 31, 2014	$45,000,000
Fiscal Year Ending December 31, 2015	$50,000,000
Fiscal Year Ending December 31, 2016	$55,000,000

and (ii) by replacing the first proviso thereto with the following proviso: “provided, however, that, for this Section 7.12 only, the period from June 1, 2010 to December 31, 2010 shall be deemed to be a fiscal year”.

Section 2.     Application of Fiscal Periods.

The Borrower and the Administrative Agent agree that the Credit Agreement provisions referring to fiscal periods will be applied as follows.

(a)     Financial Reporting. The first quarterly financial statements required under Section 6.01(b) of the Credit Agreement after the date hereof shall be for the fiscal quarter ending March 31, 2011. The Borrower shall deliver to the Administrative Agent (which shall deliver to each Lender) such financial information regarding the Stub Month as the Borrower is required to file with the SEC when it delivers the financial statements for the fiscal quarter ending March 31, 2011 and certify such financial information in the same manner as for fiscal quarter financial statements under Section 6.01(b) of the Credit Agreement.

(b)     Amortization. The first payment date under Section 2.07(a) of the Credit Agreement after the date hereof will be the last Business Day of March, 2011.

(c)     Interest Payment Date for Base Rate Loans and Swing Line Loans. Interest accrued on Base Rate Loans and Swing Line Loans will be paid on the last Business Day of each fiscal quarter of the Borrower (as set forth in the definition of “Interest Payment Date”), commencing with the fiscal quarter ending March 31, 2011, and as otherwise required by the Credit Agreement.

(d)     Letter of Credit and Commitment Fees. Fees accrued from December 1, 2010 through March 31, 2011 under Sections 2.03(h) and (i) and Section 2.09(a) of the Credit Agreement will be paid as set forth in such Sections for the fiscal quarter ending on March 31, 2011. Such fees accrued thereafter will be paid on a quarterly basis as set forth in such Sections and as otherwise required by the Credit Agreement.

(e)     Fiscal Year Baskets. For provisions of the Credit Agreement that limit certain transactions to an aggregate amount per fiscal year, transactions occurring during the Stub Month shall be deemed to have occurred during, and shall count toward the limit for, the fiscal year ended November 30, 2010.

Section 3.     Representations and Warranties.

The Borrower represents and warrants to the Lenders that:

(a)     Immediately before and immediately after giving effect to this Amendment, the representations and warranties of the Borrower and each other Loan Party contained in the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that the representations and warranties contained in Section 5.05(a) and (b) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and (b), respectively, of the Credit Agreement.

(b)     At the time of, immediately before and immediately after giving effect to this Amendment, no Default exists.

Section 4.     Counterparts.

This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or electronic transmission (including in .pdf or similar format) shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 5.     Applicable Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 6.     Headings.

Section headings herein and in the Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Amendment or any Loan Document.

Section 7.     Effect of Amendment.

This Amendment shall be deemed a “Loan Document.” On and after the date hereof each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in each of the Loan Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended by this Amendment. The Credit Agreement and each of the other Loan Documents, as supplemented by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. By executing and delivering a copy hereof, each applicable Loan Party hereby agrees and confirms that all Loans and Obligations shall be guaranteed and secured pursuant to the Loan Documents as provided therein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

MSCI INC., as Borrower

By:	/s/ David Obstler
	Name:	David Obstler
	Title:	Chief Financial Officer

[MSCI Credit Agreement Amendment No. 1]

MORGAN STANLEY SENIOR FUNDING, INC., Administative Agent

By:	/s/ Stephen B. King
	Name:	Stephen B. King
	Title:	VP

[MSCI Credit Agreement Amendment No. 1]